                                                                  EXHIBIT 10.7.4


   [CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF THIS DOCUMENT
    HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION.]

                          Technology License Agreement

                            Nortel Networks Limited

                               LogicVision, Inc.

                          Design For Testability (DFT)

                                  Amendment #3

                                 March 20, 2001

                           AMENDMENT TO THE AGREEMENT

THIS AGREEMENT is made and entered into as of the 20th day of March 2001 (the "Amendment Date")

BY AND BETWEEN

     Nortel Networks Limited, formerly Northern Telecom Limited ("Northern Telecom"), a corporation organized and existing under the laws of Canada, having its executive offices at 8200 Dixie Road, Brampton, Ontario, Canada L6T 5P6, on behalf of itself and its Subsidiaries and on behalf of its Affiliates (hereinafter collectively referred to as "Nortel Networks");

AND

     LOGICVISION, INC., formerly LV SOFTWARE, INC., a corporation organized and existing under the laws of Delaware, having its primary business office at 101 Metro Drive, Third Floor, San Jose, California 95110 (hereinafter referred to as "Licensee").

WHEREAS the Parties entered into an Agreement with an Effective Date of the 14th day of September 1992 concerning software known as the Design For Testability tool suite (the "Agreement"); and

WHEREAS the Parties made and entered into an amendment to the Agreement on the 1st day of October 1993; and

WHEREAS the Parties made and entered into an amendment to the Agreement on the 11th day of January 1994; and;

WHEREAS the Parties wish to further amend the Agreement as provided herein:

NOW THEREFORE, in consideration of the mutual promises set forth herein, the Parties agree as follows:

1.0  ARTICLE 1 "DEFINITIONS" is hereby deleted and replaced by the following:

As used herein, unless otherwise defined:

   (a) "Affiliate" means a company which a Party hereto, or its parent, effectively controls, directly or indirectly, other than a Subsidiary, through the ownership or control of shares in the company;

(b) "Associated Utilities" means the software elements, cells, or models described in Schedule C attached hereto and forming a part hereof;

(c) "Derivative Works" means any software produced by Licensee incorporating all or a portion of the Licensed Product;

(d) "DFT License Revenues" means the revenues recognized on a consolidated basis by Licensee using Generally Accepted Accounting Principles where such revenues are from the sale, lease, licensing or otherwise provision of Licensed Products, Derivative Works, and/or Licensed IP whether comprising a lump sum and/or a series of periodic payments, after deducting any reasonable and actually incurred transportation charges or allowances, transportation insurance, value added taxes or other sales taxes and custom duties imposed upon and paid by Licensee directly in respect of such sale, lease, licensing or otherwise included in such proceeds. Notwithstanding any other provision in this paragraph, where Licensed Products, Derivative Works and/or Licensed IP are:

     (i) sold, leased, licensed, or otherwise transferred to an affiliated third party that is not contracting with Licensee at arms length, DFT License Revenues for such Licensed Products, Derivative Works and/or Licensed IP shall be the prices of such Licensed Products, Derivative Works and/or Licensed IP when made generally available to non-affiliated parties making similar quantity commitments. If any of such Licensed Products, Derivative Works and/or Licensed IP are not being made generally available to non-affiliated parties making similar quantity commitments, DFT Licenses Revenues for such products shall be determined by reference to the most similar type of Licensed Products, Derivative Works and/or Licensed IP being made available by Licensee to non-affiliated parties, or

     (ii) sold, leased, licensed, or otherwise transferred to a non-affiliated party under a bundled bid and/or highly discounted sale, DFT License Revenues for such Licensed Products, Derivative Works and/or Licensed IP shall be calculated based on the higher of: (a) average prices of such Licensed Products, Derivative Works and/or Licensed IP charged over the last ninety (90) days to non-affiliated parties making similar quantity commitments or (b) actual prices involved.

(e) "Documentation" means those documents and other written materials related to the Licensed Products, Derivative Works, or Licensed IP that may be delivered to End-Users, as described in and subject to certain conditions outlined in Schedule B attached hereto and forming a part hereof;

(f) "Distributor" means any party to whom Licensee provides the Licensed Products, Derivative Works, or Licensed IP for sub-licensing to End-Users;

(g)  "Effective Date" means the 14th day of September, 1992;

(h) "End-Users" shall mean all persons or companies, other than Nortel Networks, its Affiliates, Subsidiaries and Manufacturing Licensees, which acquire directly from

     Licensee or indirectly through a Distributor, the right to use a Licensed Product, Derivative Works or Licensed IP as contemplated in this Agreement;

(i) "Licensed IP" means any intellectual property licensed, or to be licensed, to an End-User whether software or otherwise which is derived from or created by the use of the Licensed Product, Technology or Technology IP licensed to Licensee under this Agreement. For greater clarity, Licensed IP shall not include any intellectual property made, conceived, developed or reduced to practice by the Licensee independently without reference to any Technology, Technology IP, Technical Information, Associated Utilities, Licensed Product or any other material or information provided by Nortel Networks to Licensee.

(j) "Licensed Product" means the Design for Testability (DFT) tool suite and any portion or modification thereof, as described in and subject to certain conditions identified in Schedule A attached hereto and forming a part hereof;

(k) "Manufacturing Licensee" means a third party with whom Nortel Networks has entered into an agreement permitting such third party to make and sell or lease products based on products designed by or for and sold or leased by Nortel Networks;

(l)  "Party" means either Licensee or Nortel Networks;

(m) "Patent Rights" means any patent rights associated with the patents and patent applications set forth in Schedule A together with any patents or patent rights arising or issuing from said patent applications, provided, however, that such patents and patent applications have an effective filing date prior to or including the Amendment Date;

(n) "Subsidiary" means a company which Nortel Networks Limited or Licensee hereto effectively owns or controls, and continues to own or control, directly or indirectly, more than fifty percent (50%) of the voting stock or shares;

(o) "Technical Information" means all technical or scientific documentation, product drawings, bills of materials, component supplier lists, and other information (in any form) that is related to the manufacture, use, support or maintenance of Licensed Products or that is related to the Technology, and that is provided by Nortel Networks to Licensee;

(p) "Technology" means the source code, object code utilities, libraries, development utilities, circuit designs in HDL, algorithms, proof-of-concepts described in Schedule A attached hereto and as provided by Nortel Networks to Licensee, the associated utilities described in Schedule C attached hereto and as provided by Nortel Networks to Licensee, and all Technical Information as provided by Nortel Networks to Licensee;

(q) "Technology IP" means the copyrights and trade secrets owned by Nortel Networks as of the Amendment Date directed to and covering the Technology, and also includes the Patent Rights, but excludes all trademarks; and

(r) "Territory" means worldwide subject to applicable United States and Canadian export restrictions.

2.0 ARTICLE 2 "LICENSE" is hereby deleted and replaced by the following:

Nortel Networks hereby, as of the Amendment Date, grants to Licensee subject to the terms and conditions of this Agreement a personal, non-exclusive, non-transferable, non-assignable, indivisible, worldwide right and license:

  (i) to use, copy, translate, improve, enhance, and modify the Licensed Product and Technology object code and source code, to merge or have merged such translations, modifications, improvements or enhancements into other programming material, to sub-license and distribute object code versions of Licensed Product, Licensed IP and Derivative Works to End-Users, to copy, translate and modify the Documentation and to use, sell or distribute copies of such Documentation;
  (ii) to appoint and to sub-license Distributors to sublicense for use and to distribute to End-Users object code versions of Licensed Product, Licensed IP and Derivative Works under terms and conditions no less stringent than those set out in this Agreement;
  (iii) to place Licensed Products, Licensed IP and Derivative Works source code in escrow for the benefit of End-Users and Distributors and grant source code licenses to such End-Users and Distributors pursuant to which, in the event of a bankruptcy or similar proceeding against Licensee or in the event of termination of this Agreement and the refusal of Nortel Networks to assume Licensee's support obligations, such End-User or Distributor would be granted a license to use such source code solely to maintain and support the Licensed Product, Licensed IP or Derivative Works;
  (iv) to make, use, sell the subject matter claimed by the patents listed in Schedule A and attached hereto and the trade secrets inherent in the Technology to develop Licensed IP and Derivative Works and to market, promote, distribute and license such Licensed IP and Derivative Works to End-Users directly or through Distributors;
  (v) to authorize, directly or through Distributors, End-Users to use and incorporate any design objects or Licensed IP generated by the licensed use of a Licensed Product or Derivative Work into such End-User's integrated circuit designs, and to make or have made and sell or otherwise distribute integrated circuits based on such designs; and
  (vi) to use the Technical Information only as may be necessary to exercise the rights granted in this Article 2.

  Nortel Networks also grants to Licensee the right to use Associated Utilities in the development and debugging of software produced by Licensee or for demonstration purposes. Associated Utilities must not be delivered to End-Users.

  No provision or term or condition of this Agreement shall affect the rights of Nortel Networks or any Manufacturing Licensee to use Licensed Product, Derivative Works, Licensed IP or Associated Utilities in the normal course of Nortel Networks' business.

  Nothing contained herein shall transfer, or be deemed to transfer, or contemplate the transfer of, any rights in or to the Technology or Technology IP other than those rights specifically granted herein, and in particular but without restricting the generality of the foregoing, Nortel

  Networks does not in any way transfer any right, title, or interest in or to the Technology or Technology IP, or any element constituting a portion thereof to Licensee or Distributors or End-Users, other than the limited right granted herein.

3.0    ARTICLE 3 "GRANTBACK" is hereby deleted and replaced by the following:

Licensee hereby grants to Nortel Networks and Manufacturing Licensees, a non-exclusive, perpetual, irrevocable, transferable, assignable, worldwide paid-up right to use Derivative Works and Licensed IP for use in the normal course of Nortel Networks' business. Such right includes the right to modify the Derivative Works and Licensed IP and to incorporate them into software or product for use in the normal course of Nortel Networks' business. For greater clarity, Nortel Networks shall have no right to sub-license, transfer, assign Innovations (defined below) for the purpose of creating competing products with Derivative Works. Ownership in and to the Derivative Works (exclusive of any Technology or Technology IP) and in and to any and all ideas, inventions, discoveries, creations, processes, techniques, designs, methods, improvements or know-how that Licensee may make, conceive, develop or reduce to practice (collectively, "Innovations"), regardless of whether such Innovations are developed as a result of Licensee's access to the Technology or Technology IP, shall remain with and be vested in Licensee. Subject to the provisions of
Article 2.0(iii), Licensee shall not be obligated to provide the source code form of the Derivative Works to Nortel Networks.

In partial consideration of the License granted herein by Nortel Networks, Licensee hereby grants to Nortel Networks, to the full extent of its legal right to do so, an irrevocable, perpetual, non-exclusive, non-transferable, non-sublicenseable, fully-paid up, royalty-free, worldwide license under any patents or patent applications that Licensee owns or acquires that are embodied in the Derivative Works or Licensed IP or were acquired as a result of access to the Technology or Technology IP or rights granted under this Agreement.

This Article 3 Grantback shall not be construed ***, nor shall it be construed
***.

4.0  ARTICLE 5 "ROYALTY" is hereby deleted and replaced by the following:

In partial consideration of the rights granted hereunder, including the additional Technology and Technology IP, Licensee shall make the following royalty payments (hereinafter "Royalties") to Nortel Networks:

     (i) In addition to any royalty payments made prior to December 31st, 2000, an additional one million, one hundred and twenty-five thousand dollars ($1,125,000 US) will be paid immediately upon execution of this Amendment in lieu of Royalties due up to and including December 31st, 2000; and
     (ii) Royalties of *** percent (***%) of total DFT License Revenues for the period January 1, 2001 through September 30, 2002, paid within thirty
          (30) days.

*** CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE COMMISSION.

           following the end of each quarterly period ending on March 31, June 30, September 30, and December 31; and
     (iii) Eight hundred and fifty thousand dollars ($850,000 US) paid in seven
           (7) consecutive quarterly payments of one hundred and twenty-one thousand, four hundred and twenty-nine dollars ($121,429 US) beginning March 31, 2001.

     Nortel Networks acknowledges that the payments under this amended Article 5
     (i) *** and except as expressly provided in this Article 5 (ii) and (iii), Licensee shall possess a fully paid-up license upon completion of these payment obligations.

     For further clarification, final payment obligations shall include payments under Article 5 (ii) and (iii) up to and including September 30, 2002.

5.0 ARTICLE 8 "RECORDS AND REMITTANCES" is hereby amended by deleting the following text:

"Payments related to Licensee's licensing activities in the USA shall be made to:

Northern Telecom Inc.
200 Athens Way,
Nashville, Tennessee,
U.S.A.  37228

     Attention:    Sue Kane, Dept. 8452."

and adding the following text:

"Payments related to Licensee's licensing activities shall be made to

     Nortel Networks Limited
     8200 Dixie Road, Suite 100 MS:036NO154
     Brampton, Ontario
     L6T 5P6 Canada

     Attention:  Director, Technology Licensing Programs
     FAX:  905-863-8431

6.0 ARTICLE 14 "DURATION AND CONTINUING RIGHTS" is hereby deleted and replaced by the following:

*** CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE COMMISSION.

This Agreement shall continue until the earlier of September 30, 2002 and the full and final payment of all sums due Nortel Networks hereunder or until terminated pursuant to Article 15 hereof.

Provided this Agreement is not terminated prior to September 30, 2002, Licensee shall on October 1, 2002 posses a fully paid up license to exercise the rights granted in Article 2 (including patent rights granted in Article 2) without having the obligation of making payments and providing statements as prescribed in Articles 5 and 8 hereof.

7.0 ARTICLE 15 "TERMINATION" is hereby amended by adding the following as the last two paragraphs:

Notwithstanding anything else contained herein, in the event Licensee brings patent infringement proceedings against Nortel Networks at any future date, under any patent that is embodied in the Derivative Works or Licensed IP or that was acquired as a result of access to the Technology or Technology IP or rights granted under this Agreement, Nortel Networks shall have the right to immediately terminate this Agreement and all continuing rights contemplated under ARTICLE 14 hereof.

During the term of this Agreement, Licensee shall have the right to terminate the Agreement with or without cause upon thirty (30) days written notice to Nortel Networks subject to the termination prior to expiration obligations above. Termination initiated by Licensee as provided in this ARTICLE 15 shall also result in immediate termination of all continuing rights contemplated under
ARTICLE 14 hereof.

8.0  ARTICLE 16 "NOTICES" is hereby deleted and replaced by the following:

Any and all notices or other information to be given by one Party to the other shall be in writing and sent by certified or registered mail, return receipt requested, or by hand delivery to the other Party at the following address or fax number:

(a) if to Licensee:

     LOGICVISION, INC.
     101 Metro Drive, Third Floor,
     San Jose, California 95110
     USA

     Attention:    Dr. V.K. Agarwal, Chief Executive Officer
     FAX:          408-573-7640

(b) if to Nortel Networks:

     Nortel Networks Limited
     8200 Dixie Road, Suite 100  MS:036NO154
     Brampton, Ontario
     L6T 5P6 Canada

     Attention:    Director, Technology Licensing Programs
     FAX:   905-863-8431

Such notices shall be deemed to have been received five (5) business days after mailing if forwarded by mail or on the day of receipt if delivered by hand or fax. The address of either Party may be changed by giving notice to the other Party in accordance with the foregoing.

9.0 ARTICLE 18 "GENERAL PROVISIONS" is hereby amended by replacing the first paragraph with the following paragraph:

"This Agreement shall not be assigned or transferred by either Party except with the written consent of the other such consent not to be unreasonably refused. Notwithstanding the foregoing, this Agreement may be assigned by Nortel Networks to any of its Subsidiaries or Affiliates upon notification to Licensee.

And is further amended by replacing the paragraph;

"This Agreement sets forth the entire agreement and understanding between the Parties with respect to the licensing of Licensed Products and Associated Utilities and supersedes and cancels all previous negotiations, agreements, commitments and writings in respect of the subject matter hereof, and no Party hereto shall be bound by any term, clause, provision, or condition save as expressly provided in this Agreement or as duly set forth on or subsequent to the date hereof in writing, signed by duly authorized officers of the Parties. The Parties may, however, modify Schedules A, B, and C hereto, from time to time by written instrument signed by representatives of both Parties, provided any such modification does not materially change the scope and substance of this Agreement."

     with the following paragraph;

"This Agreement sets forth the entire agreement and understanding between the Parties with respect to the licensing of Technology and Technology IP and supersedes and cancels all previous negotiations, agreements, commitments and writings in respect of the subject matter hereof, and no Party hereto shall be bound by any term, clause, provision, or condition save as expressly provided in this Agreement or as duly set forth on or subsequent to the Amendment Date hereof in writing, signed by duly authorized officers of the Parties, which for Nortel Networks Limited shall include the Vice President, Intellectual Property Law. The Parties may, however, modify Schedules A, B, and C hereto, from time to time by written instrument signed by representatives of both Parties, provided any such modification does not materially change the scope and substance of this Agreement."

10.0 SCHEDULE A "LICENSED PRODUCT" is hereby deleted and replaced by the amended SCHEDULE A "LICENSED PRODUCT AND PATENTS" attached hereto.

11.0 SCHEDULE B "DOCUMENTATION" is hereby deleted and replaced by the amended SCHEDULE B "DOCUMENTATION" attached hereto.

12.0 SCHEDULE C "ASSOCIATED UTILITIES" is hereby deleted and replaced by the amended SCHEDULE C "ASSOCIATED UTILITIES" attached hereto.

13.0 This Amendment shall be effective on the date first mentioned above.


IT IS FURTHER AGREED that this Amendment be and is hereby made a part of and attached to the Agreement and that the Agreement, shall remain in full force and effect, according to the terms, conditions and covenants therein, except as herein amended.


IN WITNESS WHEREOF, the Parties hereto have duly executed this amending agreement.

Nortel Networks Limited                                     LOGICVISION, INC.

/s/ Arthur Fisher                                           /s/ V.K. Agarwal  03/20/2001
-------------------------------------------------------     -------------------------------------------------------
Authorized Signature and Date                               Authorized Signature and Date

Arthur Fisher, VP Intellectual Property Law                 Dr. V.K. Agarwal, Chief Executive Officer
-------------------------------------------------------     -------------------------------------------------------
Printed Name and Title                                      Printed Name and Title


/s/ Blair F. Morrison
-------------------------------------------------------
Authorized Signature

Blair F. Morrison, Assistant Secretary
-------------------------------------------------------
Printed Name and Title

                                   SCHEDULE A

                          LICENSED PRODUCT AND PATENTS

Patents
-------
4969148        Serial Testing Technique For Embedded Memories
5349587        Multiple Clock Rate Test Apparatus For Testing Digital Systems

Source Code
-----------
The Design For Testability (DFT) Technology consists of the tool suite and database provided to Licensee in source code form as described herein:

               (i)    SCANCHEK, Version 5 Release 3 (5.03) *See Note 2
                      This tool compiles a circuit description from Verilog structural netlists and checks the logic for compliance to a set of scan rules. It also extracts the combinational logic driven by the scan chain as well as a description of the scan chain connections and pin types.

               (ii)   ATPG, Version 5 Release 3 (5.03) *See Note 2
                      Automatic Test Pattern Generator (ATPG) generates and/or evaluates a set of test vectors for the faults in the combinational part of the logic of a circuit. ATPG applies random patterns to detect most faults and switches to deterministic algorithms to find the remaining one. Optionally, a Linear-Feedback-Shift-Register (LFSR) can generate the random patterns and the expected responses for the circuit are compressed and expressed in terms of a 32-bit signature.

               (iii)  SEQUENCE, Version 5 Release 3 (5.03) *See Note 2
                      SEQUENCE populates a test pattern database with the test patterns generated by ATPG for the combinational portion of the circuit. SEQUENCE automatically adds generic test patterns for the scan chain itself and asynchronous set / reset pins, if applicable.

               (iv) TPI, Version 5 Release 2 Maintenance Release 1 (5.02.01) Test Point Insertion (TPI) tool.

               (v)    RamBist, Version 5 Release 2 (5.02)
                      A tool that generates a memory built-in self test controller, a verification test bench, and test pattern.

               (vi)   ScanBist, Version 5 (5.00)
                      A tool that generate a scan built-in self test (a.k.a. logicbist) controller, a verification test bench, and test pattern.

               (vii)  IATPG, Version 5 (5.00)
                      A tool to perform Interconnect Automatic Test Pattern Generator (IATPG)

               (viii) dh2wgl
                      A tool to extract test patterns from datahub native format and translated to Fluence (former TSSI) WGL format.

               (ix)   datahub
                      A proprietary database and the associated schema for integrating DFT software tools via the storage and exchange of data.

Notes:
-----
1. All Licensed Products and Derivative Works delivered to End-Users must be in object code form.
2. The following software elements or modules must be modified by Licensee and Nortel Networks must approve such modifications before Licensee delivers Licensed Products or Derivative Works to any End-User.
               (i) SCANCHEK: Cadence menus, ScanBist support, Nortel Networks specific options.
               (ii) ATPG: Cadence menus, ScanBist support, Nortel Networks specific options.
               (iii) SEQUENCE: Cadence menus, "Fast simulation", Nortel Networks specific options.

Object Code Utility
-------------------

The Design For Testability (DFT) Technology includes the following utility provided to Licensee in object code form. This utility may be included in Licensed Products or Derivative Works provided however delivery to End-Users must only be in object code form:

               (i) dh2tif, Version 5 Release 2 (5.02) A utility to extract test patterns from a DATAHUB file and convert into a TIF (Tool Interchange Format).

Libraries
---------

The Design For Testability (DFT) Technology includes the following libraries provided to Licensee. These utilities may be included in Licensed Products or Derivative Works provided however delivery to End-Users must only be in object code form:

               (i)    spdata,  (sp.a)
                      a collection of functions for read/write to/from the simulation event file.

               (ii)   anvil,  (anvil.a)
                      a collection of functions for specifying design verification event or test patterns.

               (iii)  Message, (MSg.a)
                      a collection of functions for messaging errors or information messages.

               (iv)   Pattern, (PP.a)
                      a collection of functions for extracting patterns stored in datahub.

               (v)    Read Scaninfo, (readscan.a)
                      a collection of functions for parsing the scaninfo information into datahub.

               (vi)   Datahub, (datahub.a)
                      a collection of functions that includes the basic read/write of the datahub database and the interface functions.

               (vii)  scan PLI,
                      a collection of PLI functions for Verilog to read and write spdata file.


Circuit Designs in HDL
----------------------
The Design For Testability (DFT) Technology includes the following circuit designs in HDL.

               (i)    TAP
                      A circuit design that implements an interpretation of the IEEE 1149.1 Standard Test Access Port (TAP).

               (ii)   Boundary Scan Cells
                      A collection of circuit designs that implement an interpretation of the IEEE 1149.1 standard boundary scan cells.

               (iii)  Rambist Controller
                      A circuit design that implements the built-in self-test controller for memory testing which employs the technique specified in patent 4969148.

               (iv)   Logicbist Controller
                      A circuit design that implements the built-in self-test controller for scan based logic testing which employs the technique specified in patent 5349587.


                              [End of Schedule A]

                                   SCHEDULE B

                                 DOCUMENTATION


The Documentation associated with licensed Technology that, once modified, can be delivered with Licensed Products, Derivative Works, and/or Licensed IP to End-Users consists of the following:

    1.  Scan Reference Guide, Version 5 Release 3 (5.03)     CCP 143.1

    2.  DFT Application Notes, Version 5 Release 2 (5.02)    CCP 146.1

    3.  DFT Guidelines, Version 5 Release 1 (5.01)           CCP 146.2

    4.  Memory BIST Guidelines, Version 5 (5.00)

    5.  Scanbist Documentation, Version 5 (5.00)

    6.  TIF Format Description, Version 5 (5.00)


     Note: Licensee must modify The Documentation and Nortel Networks must approve such modifications before Licensee delivers any Documentation to End-Users. All other Technical Information is considered Confidential Information.



                              [End of Schedule B]

                                   SCHEDULE C

                              ASSOCIATED UTILITIES

Associated Utilities include the following software elements, cells, or models that can be used by Licensee for developing and debugging new software or for demonstration purposes but must not be delivered to End-Users.

          (i)    cells,
                 a subset of simple BATMOS gates including Verilog nominal and SCAN models.

          (ii)   memory macros,

          (iii)  mx,
                 a macro preprocessing utility.

          (iv)   syntran,
                 a translation utility for translating FML2 format into Verilog HDL format.

          (v)    dh2tif, Version 5 Release 2 (5.02)
                 A utility to extract test patterns from a DATAHUB file and convert into a TIF (Tool Interchange Format).

          (vi) Synful and Synopsys Technology Library Translator to Synful format.



                              [End of Schedule C]